Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-139250 and No. 333-53137) on Form S‑8 of The Andersons, Inc. of our report dated June 26, 2019, relating to the financial statements and supplemental schedule of The Andersons, Inc. Retirement Savings Investment Plan, which appears in this Annual Report on Form 11-K of The Andersons, Inc. Retirement Savings Investment Plan for the year ended December 31, 2019.

/s/ RSM US LLP

Cleveland, Ohio
June 5, 2020